Exhibit 13.1

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

StartEngine is taking reservations for a possible, upcoming round. Indicate interest today.

RESERVE NOW

GET A PIECE OF STARTENGINE

$39M Revenue. Our Biggest Quarter Ever.

StartEngine is a leading alternative investing platform. We host offerings of all sizes, from emerging startups to Series providing exposure to well-known, venture-backed companies. Based on our unaudited Q2 2025 financials, our revenue tripled YoY to a record $39M and $3.2M GAAP net income ($6.7M adjusted EBITDA), see footnote 1. Now you can join 48,000+ shareholders and change the future of finance. Past performance may not be indicative of future performance.

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Reserve Now

This Reg A+ Test the Waters offering is made available through StartEngine Crowdfunding, Inc. This potential investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. This potential investment, if any, may be made through StartEngine Crowdfunding, Inc.


NEW FINANCIALS

$16,855,152.86 Reserved

https://www.startengine.com/offering/startengine6 1/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

OVERVIEW ABOUT DISCUSSION INVESTING F/

Q2 2025 10Q/A Financials | SEC EDGAR Page | Section 17(b) Disclosure

2.1M+[2] **COMMUNITY OF INVESTORS**

$1.4B[3] **TOTAL INVESTED** when combined with our recent asset acquisition of competitor platform, SeedInvest.



KEVIN O'LEARY Our Strategic Spokesman and Advisor

What is StartEngine?

StartEngine is a leading alternative investment platform, with a community of 2.1M+ everyday investors and $1.4B invested to date (when combined with our competitor asset acquisition of SeedInvest). From emerging startups to Series providing exposure to well-known, venture-backed companies, StartEngine is your one-stop shop for private investing.

https://www.startengine.com/offering/startengine6 2/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

StartEngine Private: The Engine Behind Our $39M Quarter

Our revenue growth has been driven by **StartEngine Private**. We provide accredited investors with exposure to well-known, venture-backed companies like Perplexity and Databricks — without the million dollar commitments. Launched in November 2023, StartEngine Private has experienced regular, notable growth, with revenue jumping 3x from $11.8M to $39.8M YoY. *Past performance may not be indicative of future performance.*

For full detail and to understand impact on margins, see financials and footnote 1 below. *Past performance may not be indicative of future performance.*


$39.8M
$30M
$20M
$11.8M
$10M
$0
Q2 2024
Q2 2025

https://www.startengine.com/offering/startengine6 3/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

Offerings for economic interests in some of today's most dynamic private companies:

Perplexity Databricks Anthropic

Groq Discord Lightmatter Airtable Outreach Sambanova

Cerebras Epic Games Fanatics Acorns Harness Datarobot

Underlying companies mentioned are not participating nor are direct shares being offered. See footnote 4 for additional details.

Strong Enthusiasm for StartEngine's Funds

In addition to offering single-asset Series, StartEngine's diversified Funds provides exposure to multiple venture-backed companies with a single check. StartEngine has launched five Funds to date, all of which sold out.

For example, the chart below shows a breakdown of our **A.I. Chip Fund**, which provided exposure to six private companies developing cutting-edge GPU, LPU, and marketing technologies.

https://www.startengine.com/offering/startengine6 4/22

*The underlying companies of the AI Chip Fund are not participating or involved in the offering. See footnote 4 for additional details. Venture-Backed Offerings Driving Revenue Growth 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 5/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine


$34.1M
$30M
$25M
$20M
$15M
$10M
$5M
$0
$24.6M
$11.4M
$6.8M
$5.1M
$4.7M
$2.7M
$0
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q1 2025

For full detail and to understand impact on margins, see financials and footnote 1 below. *Past performance may not be indicative of future performance.*

Our Journey So Far

2016: Equity crowdfunding becomes legal in the U.S., and StartEngine launches

Aug 2017: StartEngine reaches 100,000 users joining the platform

April 2020: Renowned investor Kevin O'Leary, aka "Mr. Wonderful," joins StartEngine as a strategic partner

Dec 2021: Over $500 million raised on StartEngine

Oct 2022: The platform continues its upward trajectory, reaching 1 million users

https://www.startengine.com/offering/startengine6 6/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

Nov 2022: StartEngine acquires SeedInvest assets, expanding its reach and investor base significantly

Nov 2023: StartEngine Private launches

Today: Driven by the success of StartEngine Private, the platform's revenue tripled YoY with a record $39M revenue quarter, based on our unaudited Q2 2025 financials.[1]

OUR TEAM

Meet Our CEO & Mr. Wonderful



Our CEO

Howard Marks

Prior to StartEngine, Howard co-founded the video game giant Activision in the 90's, which Microsoft later acquired in 2023 for $68.7 billion. Howard also founded and sold Acclaim Games, which was subsequently acquired by Disney. In 2014, Howard co-founded StartEngine with Ron Miller.

ACTIVISION.

https://www.startengine.com/offering/startengine6 7/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine



Our Strategic Advisor
& Spokesman

Kevin O'Leary

Kevin O'Leary, "Mr. Wonderful," is an entrepreneur, investor, and Shark Tank star. He's a strategic advisor for StartEngine.

"To be honest with you, I had wanted to compete with Howard out of the gate... but after seeing what he had built with the StartEngine team, it made a lot of sense to join him instead."

*Kevin O'Leary is a paid spokesperson for StartEngine. See his 17(b) disclosure, **here**.*

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SECURITIES IS SIMPLY AN INDICATION OF INTEREST.AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM [HERE]

FOOTNOTES & DISCLAIMERS

1. Based on our Q2 2025 Form 10-Q/A. This revenue growth has been driven by StartEngine Private, a new product line that offers funds in late stage companies. This product line has driven over $34.1 million of the $39 million in revenue from Q2 2025. To understand the impact on margins, see financials. Past performance may not be indicative of future performance.

https://www.startengine.com/offering/startengine6 8/22

2. Count determined as number of unique email addresses in StartEngine’s database as of 04-03-2025. One individual may have more than one email address. 3. In May 2023, StartEngine acquired assets of SeedInvest, including email lists for SeedInvest’s users, investors and founders. Go here for more details: https://www.startengine.com/blog/seedinvest 4. The underlying companies held by StartEngine Private Funds LLC, and StartEngine Private LLC (together, “StartEngine Private”) are not participating or involved in the offering. The availability of company information does not indicate that the company has endorsed, supports or otherwise participates with StartEngine Private or any of its affiliates. StartEngine Crowdfunding LLC purchases shares from current and former employees, early investors, and advisors of the companies and sells the shares to StartEngine Private for each offering. When you make an investment in a company on StartEngine Private, you are purchasing an interest in a series of StartEngine Private Funds LLC or StartEngine Private LLC, each a Delaware limited liability company (together the “Series LLCs”), which were created to hold shares of privately held companies. An investor will not directly own or hold shares of the private company but instead will own member interests in a series of the Series LLCs, which either directly or indirectly, will hold shares in the company. There may not be a one-to-one economic parity on the value of the Series LLCs interests and the underlying shares. 5. Kevin O’Leary is a paid spokesperson for StartEngine. See his 17(b) disclosure, here. THIS WEBPAGE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 9/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

We define Adjusted EBITDA as net income (loss) calculated in accordance with GAAP adjusted to exclude interest expense, interest income, income taxes, depreciation, and amortization, and stock based compensation. We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. We believe Adjusted EBITDA provides useful information to investors regarding our operational performance and our ability to generate cash flows. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

The following table reconciles net income (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024	
Net Income (Loss)	$	1,717,451	$	(4,020,586)
Interest Income		(27)		(38)
Income Taxes		8,340		23,570
Depreciation and Amortization		861,949		860,415
Stock Based Compensation		2,651,080		2,666,169
Adjusted EBITDA	**$**	**5,238,793**	**$**	**(470,470)**

ABOUT

HEADQUARTERS

4100 W Alameda Ave., 3rd Floor

Burbank, CA 91505

StartEngine is the alternative investing platform that provides exclusive venture-backed deals representing exposure to Perplexity, Databricks, and more. Based on our unaudited Q2 2025 financials, our revenue tripled YoY to a record $39M and

https://www.startengine.com/offering/startengine6 10/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

$3.2M GAAP net income ($6.7M adjusted EBITDA), see footnote 1. Now you can join 50,000+ shareholders and change the future of finance. *Past performance may not be indicative of future performance.*

ABOUT

HEADQUARTERS

4100 W Alameda Ave., 3rd Floor
Burbank, CA 91505

WEBSITE

View Site

StartEngine is a leading alternative investing platform. We host offerings of all sizes, from emerging startups to Series providing exposure to well-known, venture-backed companies. Based on our unaudited Q2 2025 financials, our revenue tripled YoY to a record $39M and $3.2M GAAP net income ($6.7M adjusted EBITDA), see footnote 1. Now you can join 48,000+ shareholders and change the future of finance. Past performance may not be indicative of future performance.

JOIN THE DISCUSSION

PV

What's on your mind?

0/2500

Post

https://www.startengine.com/offering/startengine6 11/22

JP James Pond 8 days ago Looks like mostly selling round .35…lol. So much for 1.60. Thieves just like every other company on the platform. Show more 0 0 KL Kirill Likhachev 11 days ago Get aggressive. One update a year is not enough. You’re going to fall behind without some fire underneath you. Seems like you’re hoping t… Show more 1 0 KL Kirill Likhachev 11 days ago By 1 update I mean (new feature/UI refresh/etc). You guys have cash, use it to level up. 0 RG Rikesh Govan 14 days ago 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 12/22

$1.60/share for new round. ~$2billion fully diluted valuation. … Show more 3 0 RI Robert Irby 10 days ago Not sure how you arrived at ~2B After closing 770,460,680 shares outstanding * $1.60 = $1,232,737,088 Show more 0 View 2 more replies FR Fidel Ruz-Nuglo 16 days ago StartEngine needs to reopen the secondary trading window on marketplace again for at least 2 weeks before their next offering rou… Show more 3 0 KN Kenneth Naysmith III 11 days ago 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 13/22

Too late. Their Reg A raise docs were filed already. $1.60 share price. Cant reopen til the round closes 0 View 2 more replies KL Kirill Likhachev 20 days ago Have you considered a $75 quarterly venture membership? You could capture those on the fence or that do not plan to invest all year long Show more 3 0 RG Rikesh Govan 20 days ago It's a good idea, but might need to cap benefits to a certain dollar value otherwise why would high dollar investors ever buy the $275 membership. … Show more 0 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 14/22

View 2 more replies BB Ben Barrowman 25 days ago 5pm on a Sunday, Howard sends an email that the trading window is open for another week. Manipulative, to say the least, as people … Show more 2 0 DK David Klecker 24 days ago You’re fortunate. I didn’t get my email until Monday at 4 pm! 0 View 1 more reply TB TIMOTHY BROWN a month ago 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 15/22

I'm new here and saw previous comments and have two quesions: … Show more 2 0 RG Rikesh Govan a month ago 20-1: May 2024 … Show more 0 View 1 more reply ab angela brigante colonna a month ago Thanks. Out of curiosity, when was that secondary offered? Never heard about it. 4 0 RG Rikesh Govan a month ago 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 16/22

Emails went out to current shareholders. August 1-15 was the window. 0 View 3 more replies ab angela brigante colonna a month ago What's Start Engine's stock price? I have asked that question several times in the past to no avail! 2 0 RG Rikesh Govan a month ago $1.25 this past raise. $0.30 on secondary (now closed). The new raise price hasn’t been disclosed yet. 0 View 1 more reply 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 17/22

BB Ben Barrowman a month ago If people won't buy for more that 34 cents here, I'm confused how the next offering will be for more than $1.25... Show more 3 0 RG Rikesh Govan a month ago That’s current shareholders exchanging, lack of advertising that this even existed has always hurt SE Marketplace and secondary share sales. This is … Show more 0 View 2 more replies Show More Comments 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 18/22

WHY STARTENGINE? REWARDS We want you to succeed and get the most out of your money by offering rewards and memberships! SECURE Your info is your info. We take pride in keeping it that way! DIVERSE INVESTMENTS Invest in over 200 start-ups and collectibles! FAQS What does it mean when I make a reservation? Once the offering launches, how will I be notified? Will I be charged? Can I cancel my reservation? 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 19/22

9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine

What does "Exclusive for Accredited Investors" mean?

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PREVIOUSLY CROWDFUNDED
$15,787,546.25

RESERVED
$16,855,152.86

RESERVATIONS
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https://www.startengine.com/offering/startengine6 20/22

Terms of Use Privacy Policy Disclaimer Annual Reports Form CRS Reg. BI Disclosure Important Message IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. INVESTMENTS ON STARTENGINE ARE SPECULATIVE, ILLIQUID, AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT. www.StartEngine.com is a website owned and operated by StartEngine Crowdfunding, Inc. (“StartEngine”), which is neither a registered broker-dealer, investment advisor nor funding portal. Unless indicated otherwise with respect to a particular issuer, all securities-related activity is conducted by regulated affiliates of StartEngine: StartEngine Capital LLC, a funding portal registered here with the US Securities and Exchange Commission (SEC) and here as a member of the Financial Industry Regulatory Authority (FINRA), or StartEngine Primary LLC (“SE Primary”), a broker-dealer registered with the SEC and FINRA / SIPC. You can review the background of our broker-dealer and our investment professionals on FINRA’s BrokerCheck here. StartEngine Secondary is an alternative trading system (ATS) regulated by the SEC and operated by SE Primary. SE Primary is a member of SIPC and explanatory brochures are available upon request by contacting SIPC at (202) 371-8300. StartEngine facilitates three types of primary offerings: 1) Regulation A offerings (JOBS Act Title IV; known as Regulation A+), which are offered to non-accredited and accredited investors alike. These offerings are made through StartEngine Primary, LLC (unless otherwise indicated). 2) Regulation D offerings (Rule 506(c)), which are offered only to accredited investors. These offerings are made through StartEngine Primary, LLC. 3) Regulation Crowdfunding offerings (JOBS Act Title III), which are offered to non-accredited and accredited investors alike. These offerings are made through StartEngine Capital, LLC. Some of these offerings are open to the general public, however there are important differences and risks. Any securities offered on this website have not been recommended or approved by any federal or state securities commission or regulatory authority. StartEngine and its affiliates do not provide any investment advice or recommendation and do not provide any legal or tax advice concerning any securities. All securities listed on this site are being offered by, and all information included on this site is the responsibility of, the applicable issuer of such securities. StartEngine does not verify the adequacy, accuracy, or completeness of any information. Neither StartEngine nor any of its officers, directors, agents, and employees makes any warranty, express or implied, of any kind whatsoever related to the adequacy, accuracy, or completeness of any information on this site or the use of information on this site. Investing in private company securities is not suitable for all investors. An investment in private company securities is highly speculative and involves a high degree of risk. It should only be considered a long-term investment. You must be prepared to withstand a total loss of your investment. Private company securities are also highly illiquid, and there is no guarantee that a market will develop for such securities. Each investment also carries its own specific risks, and you should complete your own independent due diligence regarding the investment. This includes obtaining additional information about the company, opinions, financial projections, and legal or other investment advice. Accordingly, investing in private company securities is appropriate only for those investors who can tolerate a high degree of risk and do not require a liquid investment. See additional general disclosures here. 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 21/22

By accessing this site and any pages on this site, you agree to be bound by our Terms of use and Privacy Policy, as may be amended from time to time without notice or liability. Canadian Investors Investment opportunities posted and accessible through the site will not be offered to Canadian resident investors. Potential investors are strongly advised to consult their legal, tax and financial advisors before investing. The securities offered on this site are not offered in jurisdictions where public solicitation for offerings is not permitted; it is solely your responsibility to comply with the laws and regulations of your country of residence. California Investors Only – Do Not Sell My Personal Information (800-317-2200). StartEngine does not sell personal information. For all customer inquiries, please write to contact@startengine.com. StartEngine Marketplace StartEngine Marketplace (“SE Marketplace”) is a website operated by StartEngine Primary, LLC (“SE Primary”), a broker-dealer that is registered with the SEC and a member of FINRA and the SIPC. StartEngine Secondary (“SE Secondary”) is our investor trading platform. SE Secondary is an SEC-registered Alternative Trading System (“ATS”) operated by SE Primary that matches orders for buyers and sellers of securities. It allows investors to trade shares purchased through Regulation A+, Regulation Crowdfunding, or Regulation D for companies who have engaged StartEngine Secure LLC as their transfer agent. The term “Rapid,” when used in relation to transactions on SE Marketplace, specifically refers to transactions that are facilitated on SE Secondary, This is because, unlike with trades on the StartEngine Bulletin Board (“SE BB”), trades on SE Secondary are executed the moment that they are matched. StartEngine Bulletin Board (“SE BB”) is a bulletin board platform on which users can indicate to each other their interest to buy or sell shares of private companies that previously executed Reg CF or Reg A offerings not necessarily through SE Primary. As a bulletin board platform, SE BB provides a venue for investors to access information about such private company offerings and connect with potential sellers. All investment opportunities on SE BB are based on indicated interest from sellers and will need to be confirmed. Even if parties express mutual interest to enter into a trade on SE BB, a trade will not immediately result because execution is subject to additional contingencies, including among others, effecting of the transfer of the shares from the potential seller to the potential buyer by the issuer and/or transfer agent. SE BB is distinct and separate from SE Secondary. SE Secondary facilitates the trading of securities by matching orders between buyers and sellers and facilitating executions of trades on the platform. By contrast, under SE BB, SE Primary assists with the facilitation of a potential resulting trade off platform including, by among other things, approaching the issuer and other necessary parties in relation to the potential transaction. The term “Extended”, when used in relation to transactions on SE Marketplace denotes that these transactions are conducted via SE BB, and that these transactions may involve longer processing times compared to SE Secondary for the above-stated reasons. Even if a security is qualified to be displayed on SE Marketplace, there is no guarantee an active trading market for the securities will ever develop, or if developed, be maintained. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral. The availability of company information does not indicate that the company has endorsed, supports, or otherwise participates with StartEngine. It also does not constitute an endorsement, solicitation or recommendation by StartEngine. StartEngine does not (1) make any recommendations or otherwise advise on the merits or advisability of a particular investment or transaction, (2) assist in the determination of the fair value of any security or investment, or (3) provide legal, tax, or transactional advisory services. 9/12/25, 9:16 AM StartEngine (Reg A+) | StartEngine https://www.startengine.com/offering/startengine6 22/22

9/12/25, 9:19 AM StartEngine Mail - A Big “Thank You” After a $16.5+ Million Campaign

Paige Soffa <paige.soffa@startengine.com>

A Big “Thank You” After a $16.5+ Million Campaign

Howard Marks <howard.marks@startengine.com> Thu, Jul 3, 2025 at 4:00 PM
Reply-To: howard.marks@startengine.com
To: paige.soffa@startengine.com


EPIC
GAMES
A Big “Thank You”
After a $16.5+ Million
Campaign

$16.5 MILLION RAISED

Hi Paige,

All I can say is, “Wow.” What a close.

We’re in the process of clearing the last wave of investments to get the final tally. But so far, we’re at over **$16.5 million** from more than **6,200 investors**.

That includes over **$4.5 million** in submitted investments during the final week of our raise.

https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1836660998615514526&simpl=msg-f:1836660998615514526 1/4

Looking through all of the numbers, one thing that stood out: the median investment this round was $2,792 — up more than 40% from our last raise. Why the increase? I think it comes down to results. Many of you saw our Q1 unaudited financials, and I believe that performance helped drive confidence in what we’ve accomplished.¹ To everyone who invested: thank you. I’m excited for what we’ll build together. Want to take a look at all of the numbers? Visit our offering page. Read More Best, Howard Marks Co-Founder & CEO StartEngine STARTENGINE IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. “RESERVING” SHARES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER. 1. Based on our Q1 2025 Form 10-Q/A. This revenue growth has been driven by StartEngine Private, a new product line that offers funds in late stage companies. This product line has driven over $24.6 million of the $30 million in revenue from Q1 2025. To understand the impact on margins, see financials. This update includes statements about the company’s future plans, estimates, and intentions. These forward-looking statements are based on management’s current beliefs, assumptions, and available information. Words like “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” and “can” show that 9/12/25, 9:19 AM StartEngine Mail - A Big “Thank You” After a $16.5+ Million Campaign https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1836660998615514526&simpl=msg-f:1836660998615514526 2/4

9/12/25, 9:19 AM StartEngine Mail - A Big "Thank You" After a $16.5+ Million Campaign

these are predictions about the future. Actual results could differ significantly because of risks and uncertainties. Investors should not rely too heavily on these statements, as they are only valid on the date they are made. The company is not required to update them later, even if circumstances change.

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Important Message:

You are receiving this communication because you are a registered user on www.startengine.com or www.seedinvest.com which is owned and operated by StartEngine Crowdfunding Inc. ("StartEngine"). Unless indicated otherwise with respect to a specific issuer, all securities offerings on StartEngine are facilitated by StartEngine Capital, LLC, an SEC-registered funding portal and member of FINRA, or StartEngine Primary, LLC, an SEC-registered broker-dealer and member of FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary LLC. Neither StartEngine Crowdfunding Inc. nor StartEngine Capital LLC are making any recommendation or giving any advice with respect to any company or offering discussed in this communication. StartEngine Primary LLC may provide recommendations to you in certain instances; however we will not provide you with personalized advice based on your portfolio as to whether you should make or continue to hold a particular investment or as to which type of investments may be better suited for you. For important information about StartEngine Primary LLC's services and offerings, please review our Form CRS disclosure document here and our Regulation Best Interest disclosure statement here.

To read our full disclosure, visit: https://www.startengine.com/disclaimer.

See StartEngine's Privacy Policy here.

Copyright © 2025 StartEngine Crowdfunding Inc. / StartEngine Capital LLC / StartEngine Primary LLC, All rights reserved.

https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1836660998615514526&simpl=msg-f:1836660998615514526 3/4

9/12/25, 9:19 AM StartEngine Mail - A Big "Thank You" After a $16.5+ Million Campaign

StartEngine, 4100 W Alameda Ave Floor 3, Burbank, CA, 91505, United States

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9/12/25, 9:21 AM StartEngine Mail - A Record-Breaking Quarter With New Opportunities Ahead

Paige Soffa <paige.soffa@startengine.com>

A Record-Breaking Quarter With New Opportunities Ahead

Howard Marks <howard.marks@startengine.com>
Reply-To: howard.marks@startengine.com
To: paige.soffa@startengine.com

Fri, Aug 15, 2025 at 12:58 PM


GAMES
A Record-Breaking Quarter With New Opportunities Ahead

Hi Paige ,

Thanks to everyone who joined **this week's webinar** about our unaudited Q2 2025 financials.

We thought $30 million in revenue was a noteworthy record in Q1. Well, we surpassed that total.

If you didn't catch it, here's the short version:

- **$39.8 million** in record Q2 revenue (up 3x YoY)[1]
- **$3.3 million** in Q2 GAAP net income ($6.7M adjusted EBITDA)[2]

https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1840545245754404790&simpl=msg-f:1840545245754404790 1/4

As we often say, companies should always be raising. That’s why we’re gearing up for our next equity raise, following a $15.7 million campaign joined by more than 6,100 investors. If you believe in our mission to open the doors of investing to everyone, this is your chance to reserve shares in the platform making it possible. Let’s see what we can do this time. Reserve Shares Note that past performance does not indicate future results. Best, Howard Marks Co-Founder & CEO StartEngine This Reg A+ Test the Waters offering is made available through StartEngine Primary, LLC. This potential investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. This potential investment, if any, may be made through StartEngine Primary, LLC. NOTE: STARTENGINE IS TESTING THE WATERS UNDER REGULATION A+. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. “RESERVING” SHARES IS SIMPLY AN INDICATION OF INTEREST. THERE IS NO BINDING COMMITMENT FOR INVESTORS THAT RESERVE SHARES IN THIS MANNER TO ULTIMATELY INVEST AND PURCHASE THE SHARES RESERVED OF THE COMPANY, OR TO PURCHASE ANY SHARES OF THE COMPANY WHATSOEVER. 1. Based on our Q2 2025 Form 10-Q/A. This revenue growth has been driven by StartEngine Private, a new product line that offers funds in late stage companies. This product line has driven over $34.1 million of the $39 million in revenue from Q2 2025. To understand the impact on margins, see financials. Past performance may not be indicative of future performance. 9/12/25, 9:21 AM StartEngine Mail - A Record-Breaking Quarter With New Opportunities Ahead https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1840545245754404790&simpl=msg-f:1840545245754404790 2/4

9/12/25, 9:21 AM StartEngine Mail - A Record-Breaking Quarter With New Opportunities Ahead

2. Use of Non-U.S. GAAP Financial Measure

In this email we are using a non-GAAP financial measure "Adjusted EBITDA", which is a measure adjusted for the impact of specified items and are not in accordance with GAAP. We define Adjusted EBITDA as net income (loss) calculated in accordance with GAAP adjusted to exclude interest expense, interest income, income taxes, depreciation, and amortization, and stock-based compensation. We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. We believe Adjusted EBITDA provides useful information to investors regarding our operational performance and our ability to generate cash flows. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

The following table reconciles net income (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented. Please refer to our Form 10-Q/A for the three months ended June 30, 2025, for more information on our financial statements for this period found **HERE**.

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Net Income (Loss)	$ 3,277,901	$ (3,022,144)
Interest Income	(9,978)	(30)
Income Taxes	39,170	58,349
Depreciation and Amortization	859,324	860,416
Stock Based Compensation	2,526,438	2,653,745
Adjusted EBITDA	**$ 6,692,855**	**$ 550,336**

3. The underlying companies held by StartEngine Private Funds LLC, and StartEngine Private LLC (together, "StartEngine Private") are not participating or involved in the offering. The availability of company information does not indicate that the company has endorsed, supports or otherwise participates with StartEngine Private or any of its affiliates. StartEngine Crowdfunding LLC purchases shares from current and former employees, early investors, and advisors of the companies and sells the shares to StartEngine Private for each offering. When you make an investment in a company on StartEngine Private, you are purchasing an interest in a series of StartEngine Private Funds LLC or StartEngine Private LLC, each a Delaware limited liability company (together the "Series LLCs"), which were created to hold shares of privately held companies. An investor will not directly own or hold shares of the private company but instead will own member interests in a series of the Series LLCs, which either directly or indirectly, will hold shares in the company. There may not be a one-to-one economic parity on the value of the Series LLCs interests and the underlying shares.

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Important Message:

You are receiving this communication because you are a registered user on www.startengine.com or www.seedinvest.com which is owned and operated by StartEngine Crowdfunding Inc. ("StartEngine"). Unless indicated otherwise with respect to a specific issuer, all securities offerings on StartEngine are facilitated by StartEngine Capital, LLC, an SEC-registered funding portal and member of FINRA, or StartEngine Primary, LLC, an SEC-registered broker-dealer and member

https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1840545245754404790&simpl=msg-f:1840545245754404790 3/4 of FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary LLC. Neither StartEngine Crowdfunding Inc. nor StartEngine Capital LLC are making any recommendation or giving any advice with respect to any company or offering discussed in this communication. StartEngine Primary LLC may provide recommendations to you in certain instances; however we will not provide you with personalized advice based on your portfolio as to whether you should make or continue to hold a particular investment or as to which type of investments may be better suited for you. For important information about StartEngine Primary LLC’s services and offerings, please review our Form CRS disclosure document here and our Regulation Best Interest disclosure statement here. To read our full disclosure, visit: https://www.startengine.com/disclaimer. See StartEngine’s Privacy Policy here. Copyright © 2025 StartEngine Crowdfunding Inc. / StartEngine Capital LLC / StartEngine Primary LLC, All rights reserved. StartEngine, 4100 W Alameda Ave Floor 3, Burbank, CA, 91505, United States Manage Preferences | Unsubscribe 9/12/25, 9:21 AM StartEngine Mail - A Record-Breaking Quarter With New Opportunities Ahead https://mail.google.com/mail/u/0/?ik=6f07a2c38f&view=pt&search=all&permmsgid=msg-f:1840545245754404790&simpl=msg-f:1840545245754404790 4/4

Kevin O'Leary is a paid spokesperson for StartEngine. View the details here: https://www.startengine.com/17b

Q2 Recap Q2 Revenues: $39.8M Q2 GAAP net income: $3.3M Q2 Adjusted EBITDA (non-GAAP): $6.7M Full financials: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001661779/000155837025004274/stgc-20241231x10ka.htm

Q2 Adjusted EBITDA Full financials: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001661779/000155837025004274/stgc-20241231x10ka.htm We are presenting a non-GAAP financial measure “Adjusted EBITDA”, which is a measure adjusted for the impact of specified items and are not in accordance with GAAP. We define Adjusted EBITDA as net income (loss) calculated in accordance with GAAP, plus interest expense, interest income, income taxes, depreciation, and amortization and further adjusted to add bad debt expense back to income. We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. We believe Adjusted EBITDA provides useful information to investors regarding our operational performance and our ability to generate cash flows. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

StartEngine Private

StartEngine Private

This Reg A+ Test the Waters offering is made available through StartEngine Crowdfunding, Inc. This potential investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment. This potential investment, if any, may be made through StartEngine Crowdfunding, Inc.

# https://www.youtube.com/watch/23gwVJpSeCk

00:00:01.760 Great.

00:00:03.600 Well, welcome everybody to our second

00:00:06.799 quarter start engine

00:00:10.240 uh presentation.

00:00:13.519 Uh let a few people to come in. Uh we

00:00:16.560 have quite a number of people who are

00:00:17.920 interested in this presentation. So

00:00:20.080 obviously I'm excited. So here's how

00:00:22.960 it's going to work. I'm going to present

00:00:24.560 first a few slides and get you some

00:00:27.439 information and then what I'm going to

00:00:28.800 do is answer your questions. I think

00:00:31.279 that's what a lot of people have been

00:00:33.280 hoping for and we're going to do it. And

00:00:36.640 obviously I cannot answer all the

00:00:38.399 questions. I'll just answer the ones

00:00:40.000 that I that uh me and my team feel is

00:00:43.600 most relevant to the audience. Um I know

00:00:46.879 you're going to ask me about when we're

00:00:48.480 going to go IPO. Um I get that question

00:00:51.360 asked every single time.

00:00:53.680 It's probably the most popular question

00:00:55.920 and as you know the answer is always we

00:00:57.840 don't know. We'd like to one day have an

00:01:00.640 IPO but we just don't know. We don't

00:01:02.480 know when it's going to happen and under

00:01:04.559 what circumstances. Uh the good news is

00:01:07.040 just as an update on the market. You

00:01:09.119 probably saw the Figma IPO, you sold the

00:01:11.920 Circle IPO, Chime IPO and many other

00:01:15.680 IPOs.

00:01:17.680 And so far the the good news is that

00:01:20.720 these IPOs have done relatively well,

00:01:23.840 which means that the market is going to

00:01:26.159 hopefully react positively to this and

00:01:28.880 allow more companies to go public. We

00:01:31.360 hope. We're you have to see us. We're

00:01:34.720 not the most anticipated IPO ever. I

00:01:38.799 don't want to make you feel like this is

00:01:42.079 the case. It's not the case. uh we are a

00:01:45.280 potential IPO but we're not the most

00:01:47.439 anticipated IPO and so we're going to

00:01:50.159 have to wait to see how the market

00:01:51.759 develops in the next I don't know six

00:01:55.360 months to see what's going on and what

00:01:57.920 are the potential I mean you know

00:02:00.000 there's probably a thousand companies

00:02:02.079 who want to go IPO right now maybe more

00:02:04.079 maybe 2,000 companies some of them are

00:02:06.640 extremely exciting as you can probably

00:02:08.878 know the names and we actually sell

00:02:11.920 funds that contain some interest in

00:02:14.160 those names. But anyway, the point is

00:02:16.800 there is a lot of stuff going on, which

00:02:18.800 is great. It's better than things are

00:02:21.120 grim and not going on. Uh the market is

00:02:24.160 uh is uh it's unpredictable. You

00:02:27.920 probably know that. So anyway, what I'm

00:02:30.080 going to focus on today is on our start

00:02:33.440 engine Q2.

00:02:35.840 As you can see on the screen, we did $39

00:02:38.239 million in revenue. This is unudited,

00:02:40.959 just so you know. We filed our second

00:02:43.519 quarterly financials. They're available

00:02:45.200 at the SEC's website and it's roughly

00:02:49.440 three times more than we did in the

00:02:51.599 second quarter of last year. So let me

00:02:54.000 go on to the next slide. Um this is a

00:02:57.599 recap again. Same thing 39.8 million

00:03:01.760 revenue gap income. GAP means general

00:03:05.920 accounting

00:03:07.519 um accepted general accepted accounting

00:03:12.319 uh policies

00:03:14.159 um

00:03:16.720 3.3 million Q2 adjusted ABIDA

00:03:21.200 earnings before interest taxes

00:03:23.360 depreciation amortization this is called

00:03:25.920 non-GAAP because it's not considered

00:03:28.480 accepted but a lot of companies use

00:03:30.080 IBIDA as a measure especially in our

00:03:32.480 industry in fintech

00:03:34.159 uh 6.7 million. So as you can see it's

00:03:37.280 it's it's quite a lot more and mainly

00:03:39.680 the difference is stock option pricing

00:03:41.760 and advertisation of our acquisition

00:03:46.159 of seed invest and Q2 adjusted EBIDA.

00:03:50.879 That's another way to look at the whole

00:03:53.519 thing. Um

00:03:56.480 um you can see a year ago was 550,000.

00:04:01.040 Now it's 6.692. 692

00:04:03.519 almost seven.

00:04:05.439 Okay.

00:04:07.920 And what's going on? So private, as you

00:04:10.400 can see, private is really driving the

00:04:13.360 majority of our revenue.

00:04:17.040 And what is private? So we create funds.

00:04:20.160 Each fund can have one stock or multiple

00:04:22.240 stocks. We have both. And those stocks

00:04:25.520 can be either direct uh shares we

00:04:30.000 acquired from the company or an investor

00:04:32.880 or uh a shareholder or an employee or it

00:04:37.040 could be shares in a fund that also own

00:04:39.680 those shares. And sometimes it's more

00:04:42.240 complicated than that. But ultimately

00:04:45.520 the idea is there's an exposure to these

00:04:47.919 companies. So when they even when

00:04:51.120 they're sold or they go public um the

00:04:54.000 the liquidation value of those events

00:04:57.520 will go to the shareholders of the fund.

00:05:01.840 But the reason people are interested

00:05:04.000 frankly is because they want exposure to

00:05:06.720 what we call preipo stocks. Uh if you

00:05:11.120 today if let's say you wanted Figma

00:05:13.039 shares good luck. uh because a lot of

00:05:16.880 the brokers would say well we don't have

00:05:18.960 allocation and so when they start when

00:05:21.120 it goes public and it opens at three

00:05:23.120 times more than what it was

00:05:25.840 um offered is because the the demand is

00:05:29.759 so tremendous that there's not enough

00:05:31.919 supply so the price goes instantly up

00:05:35.039 which is normal you can expect that so

00:05:37.680 if you own

00:05:39.840 preipio shares you have a chance that if

00:05:43.360 the situation for those shares are that

00:05:46.240 there's more demand than supply and it

00:05:48.400 goes up on the first day tremendously.

00:05:50.720 However, our funds um typically would

00:05:54.320 have because we're preipo shares because

00:05:56.800 they're purchased before the offering

00:05:59.280 the IPO they they would have a

00:06:00.960 restriction probably of six months but

00:06:02.560 not always but many of them have that

00:06:04.560 restriction. So we'd have to wait six

00:06:06.880 months from the day of the public

00:06:08.639 offering to sell them. This is um

00:06:12.479 contractual

00:06:15.680 So if you look at the start engine

00:06:17.280 private revenue, you can see that we

00:06:19.280 started on the third quarter of 2023

00:06:23.280 I guess

00:06:25.919 and it was uh it started growing as you

00:06:28.960 can see the first quarter we really

00:06:30.960 started selling it was for fourth

00:06:32.479 quarter of 2023 and then in 2024 uh it

00:06:36.240 did very well and then you can see that

00:06:38.319 in the first quarter and second quarter

00:06:40.960 of this year it kept growing.

00:06:46.000 This is this is basically revenue for

00:06:47.840 the quarter by the way.

00:06:54.319 And so our quarter at 39.8

00:06:58.639 just shy of 40 million compared to a

00:07:02.319 year ago same quarter 11.8.

00:07:06.400 Now uh keep in mind that it's hard to

00:07:09.599 make comparisons because uh we can have

00:07:13.120 a great quarter like the second quarter

00:07:16.240 much higher than the first quarter but

00:07:17.759 that doesn't mean that our third quarter

00:07:20.400 would be again higher and the reason is

00:07:22.960 very simple is it depends of what what

00:07:26.160 uh shares we're selling uh from the

00:07:29.039 funds and some funds are more popular

00:07:31.599 than other because of names recognition

00:07:33.520 and interest from investors. So I would

00:07:35.520 not want you to extrapolate and say oh

00:07:39.520 well then every quarter is going to keep

00:07:41.120 going up forever and that is not true.

00:07:43.759 Um it also depends on how many shares we

00:07:46.319 have available, how many funds we have

00:07:48.160 available for sale. It also depends on

00:07:50.479 the popularity of the fund and the

00:07:52.240 amount of shares we can get or interest

00:07:56.240 in the shares.

00:07:58.479 It's not always easy by the way.

00:08:00.160 Sometimes it's super hard and we can't

00:08:02.720 get any. And there are several names

00:08:05.120 that I won't mention of companies that

00:08:07.039 we want the shares, we can't get them.

00:08:09.520 There's no way.

00:08:11.520 So,

00:08:13.199 um, even though this quarter has been

00:08:15.120 really spectacular, I just don't want

00:08:16.879 you to extrapolate.

00:08:20.800 All right. Well, I really appreciate you

00:08:23.120 listening.

00:08:25.360 I'm going to answer your questions right

00:08:27.039 now. I'll do my best.

00:08:30.879 First question is please clarify if we

00:08:33.120 have received or will receive splits.

00:08:36.399 I bought shares

00:08:38.880 through crowdfunding at125. I saw

00:08:41.039 they're trading lower on marketplace.

00:08:43.360 Okay. So this is a whole different

00:08:44.959 thing. You're talking about splits.

00:08:46.240 You're talking about shares. Okay. I

00:08:48.959 don't know what you bought it in June.

00:08:50.560 So $125

00:08:52.399 is what we sold shares

00:08:56.320 to the investors to raise capital for

00:08:58.080 the company.

00:08:59.440 the trading marketplace is at the last

00:09:04.000 price that I saw was around 28 cents a

00:09:07.279 share. So why is there a difference

00:09:09.120 between a125 and 28 cents? It's very

00:09:11.519 simple. The average trade is around

00:09:14.800 $200.

00:09:16.800 We have a lot of people who got shares a

00:09:20.640 long time ago for a lot less than a$125

00:09:25.360 um on a split adjusted basis. a lot lot

00:09:27.839 less. And then also a lot of people got

00:09:31.120 free shares as a promotion. We had to

00:09:33.680 introduce investors as a referral. If

00:09:36.480 they opened an account, they would get a

00:09:38.320 $100 a share. And some people got 10

00:09:40.560 friends to open an account. Some only

00:09:43.360 two. So the average trade is $200. So,

00:09:48.000 you know, I wish there was someone who

00:09:51.279 would have put together a bunch of money

00:09:54.080 and bought out all that stuff, but it

00:09:56.080 didn't happen. And the main reason is we

00:09:58.800 can't advertise

00:10:00.720 um our trading marketplace. Should we

00:10:02.480 were able to advertise our trading

00:10:04.080 marketplace, you would see the price a

00:10:06.399 lot higher because there would be more

00:10:08.320 demand

00:10:09.920 to the extent that there's no demand

00:10:11.760 because we can't advertise it to non

00:10:14.959 start engine shareholders. Well, the

00:10:18.160 only people who are selling and buying

00:10:19.600 are the people who are already

00:10:21.600 shareholders, right? And uh uh not

00:10:24.160 everyone is interested in buying more. A

00:10:26.480 lot of them were interested in selling

00:10:29.040 but not big quantities. So the the

00:10:31.040 shareholders who who owned a lot of

00:10:33.120 shares are not

00:10:35.440 reason mind you not selling. I I don't

00:10:37.839 know you know I don't have the direct

00:10:40.399 information on that but that's what's

00:10:42.640 going on. So to the extent that all the

00:10:46.000 people who want to sell at 28 cents or

00:10:47.920 whatever that price is are being sold at

00:10:50.399 $200 at a time are gone.

00:10:55.279 It's probably going to be higher. How

00:10:57.519 much higher? We don't know. Now

00:10:59.120 eventually as the demand grows and the

00:11:01.760 supply

00:11:03.279 doesn't the price goes up and it can go

00:11:05.760 up over even higher than a$125 a share.

00:11:10.000 But that's not for us to speculate

00:11:14.000 until the rules change and that we're

00:11:16.480 allowed to market um which is these

00:11:21.760 regulation a shares.

00:11:25.120 It's hard to imagine that there's going

00:11:28.000 to be a lot of demand and so we're not

00:11:31.120 seeing a lot of demand right now. Um

00:11:33.360 there's a lot of demand for our offering

00:11:35.360 that that we saw in big numbers. Uh but

00:11:39.360 for trading you're talking about in

00:11:41.360 hundreds of dollars. All right. So next

00:11:44.320 question is any plans to integrate

00:11:45.839 crypto this year or in the coming years?

00:11:47.839 Yes, we just integrated um in our

00:11:53.360 payment system the stable coins.

00:11:57.519 As you know, stable coins were approved

00:12:00.560 um signed in the Genius Act and yet it

00:12:04.800 probably is going to take some time for

00:12:06.480 the market to digest all of this. But

00:12:08.480 anyway, we we launched stable coins as a

00:12:11.279 payment option. So you can pay credit

00:12:13.680 card, wire, but also stable coins. So

00:12:16.880 that's available right now. And the next

00:12:20.160 thing we're looking at is the Clarity

00:12:22.320 Act. And I wrote an article about it. If

00:12:24.079 you're interested, you can see it on our

00:12:25.760 blog. And the clarity act is further

00:12:30.959 allowing us to issue shares for

00:12:35.360 crypto

00:12:36.880 uh blockchain protocols.

00:12:39.519 And those those shares those securities

00:12:44.079 we sell are usually called simple

00:12:46.560 agreement for future tokens. Those

00:12:48.240 tokens we're selling that are future

00:12:49.680 tokens once they are available under the

00:12:52.240 right circumstance can become a digital

00:12:54.880 commodity which means people can trade

00:12:56.560 which is really amazing that you could

00:12:58.399 use in theory a reggga a regf to to

00:13:02.160 raise five you know 75 million or 5

00:13:04.480 million and then those things become

00:13:07.440 digital commodities under the right

00:13:09.120 circumstances. It's amazing to to to see

00:13:11.760 that. Now that act is not is voted in

00:13:15.279 Congress passed

00:13:18.880 has not passed Senate. We're waiting for

00:13:22.320 that. Now there's a recess. So you know

00:13:25.839 who knows right when it happens. The

00:13:28.480 expectation is end of September.

00:13:31.839 Um, what are you doing in response to

00:13:34.079 the Genius Act, crypto regulation

00:13:35.680 clarity, the executive allowing 401ks to

00:13:39.040 invest in private equity and other

00:13:41.120 favorable regulations? There there is

00:13:42.959 one more regulations. So, let let me

00:13:44.639 recap all the regulations.

00:13:47.040 One was the Genius Act, stable coins.

00:13:50.160 Yes, we're going to support stable coins

00:13:52.560 across the board.

00:13:55.040 two,

00:13:57.360 um

00:13:59.040 there was an act on

00:14:01.920 um on accredited investors that if an

00:14:05.279 accredited investor takes an exam

00:14:08.000 offered by the SEC, they can if an

00:14:10.480 investor, a regular investor takes an

00:14:12.720 exam offered by the SEC, they become

00:14:15.440 accredited. And that's coming out in the

00:14:18.320 next year or so.

00:14:21.440 That's a major improvement because now

00:14:24.320 more people will be able to qualify

00:14:27.040 subject to taking the exam and invest as

00:14:29.839 a in start engine private. So that's

00:14:32.480 number two. Number three is the Clary

00:14:36.240 Act which I just explained which allows

00:14:38.800 companies to raise up to 75 million um

00:14:42.560 and then offer those tokens which are

00:14:45.040 purchased as a security but then become

00:14:47.120 a token that is a commodity and can

00:14:49.760 trade anywhere. And so a lot of people

00:14:52.399 in the past were investing in these

00:14:54.800 initial coin offerings and unfortunately

00:14:58.959 a lot of them got into trouble because

00:15:01.279 it was a security and then then and then

00:15:03.600 a lot of people couldn't trade it

00:15:05.040 because the the exchanges thought it was

00:15:07.760 a security and it was a big mess. But

00:15:10.079 now with the Clarity Act is cleaned up.

00:15:13.440 That's number three. Number four is the

00:15:16.560 401k.

00:15:18.079 Uh so you saw there was a a news

00:15:20.880 announcement that you that a 401k which

00:15:25.040 is a massive amount of of of of money

00:15:29.120 um can now under the right circumstances

00:15:32.639 invest in private equity like what we

00:15:34.639 do.

00:15:36.240 However, um that means you have to go to

00:15:39.120 the person who's managing the 401k plan

00:15:41.519 and convince them that they should allow

00:15:44.160 the investors to allow have them choose

00:15:47.760 our funds to invest in it. I'm just

00:15:50.000 letting you know it's not as simple as

00:15:52.160 you think.

00:15:53.839 But these are all regulations in the

00:15:55.920 right direction. What you're seeing is

00:15:57.759 that crypto is beingcoming adopted as a

00:16:01.519 new form of currency and a new form of

00:16:05.279 uh

00:16:06.800 raising capital for protocols. We there

00:16:09.680 are rumors out there that it's possible

00:16:12.079 down the road that they will allow

00:16:14.000 people to tokenize securities and then

00:16:16.079 trade securities under the right

00:16:17.839 circumstances probably in a uh

00:16:20.480 alternative trading system. But again,

00:16:22.639 this is speculative. We don't know. uh

00:16:24.959 we don't know what the SEC is going to

00:16:26.399 do. Um but the the direction so far with

00:16:30.639 the Genius Act, the Clarity Act, uh the

00:16:33.440 ability to for credit inves nonacredit

00:16:36.160 investors to become accredited and and

00:16:38.079 now the 41K, it's all moving in the

00:16:40.160 right direction. Also, don't forget um

00:16:43.920 Larry Frink who is who runs Black Rock

00:16:48.160 um announced very clearly that he

00:16:51.600 believes that the 6040 model or 60% of

00:16:55.279 your of your assets should be in

00:16:59.519 tradable securities and 40% in fixed

00:17:01.839 income treasuries should be 50 30 20 50

00:17:07.119 becoming the securities public

00:17:08.880 securities uh 30 fixed income and 20

00:17:12.319 private equity. Doesn't mean all private

00:17:15.119 equity should be in our funds, but a

00:17:18.160 portion should be. So, it's a massive

00:17:20.240 opportunity.

00:17:22.480 Um, do we have plans to tokenize the

00:17:24.480 securities offered on the platform? Yes,

00:17:26.720 we would like to do it. We don't have a

00:17:29.120 plan right now. And the reason is

00:17:30.799 because

00:17:32.400 no plans from the SEC have been

00:17:34.720 announced u new rules and obviously we

00:17:37.679 have to wait for the new rules. Uh

00:17:40.000 what's the anticipated share price of

00:17:41.679 the next offering and would there be

00:17:43.120 another delilution? Um I can't announce

00:17:46.000 any of that. That is speculative

00:17:48.559 forwardlooking. Um um no I can't

00:17:53.039 announce anything.

00:17:55.440 No, you know it's the same thing as the

00:17:57.600 IPO. I can't announce anything. Um

00:18:00.320 because again

00:18:02.240 speculated forwardlooking we don't do.

00:18:05.039 Are you eyeing any potential

00:18:06.400 acquisitions? perhaps competing

00:18:08.240 competitors to help grow start engine

00:18:09.919 private and further. We would love to

00:18:12.720 make acquisitions. That is a fact. We've

00:18:16.160 made one which was seen invest and we're

00:18:19.919 very happy with that acquisition. It

00:18:21.520 brought us a very large number of

00:18:23.360 investors and issuers that came on our

00:18:26.720 platform. However,

00:18:32.160 in the world of private, um there are

00:18:34.640 acquisition opportunities. U we have not

00:18:37.440 made them. And I'll tell you how I feel.

00:18:40.640 Should the right acquisition come our

00:18:42.400 way? Yes. Should we go out and spend all

00:18:45.679 our time looking for acquisitions?

00:18:47.840 Probably not at the moment. And the main

00:18:50.080 reason is because as you could see in

00:18:52.240 the first six months um of the year

00:18:57.200 we've

00:18:58.799 we have more revenue than the first in

00:19:00.799 the entire year last year, right? Um and

00:19:03.520 profitable more revenue. So the question

00:19:05.440 is should if we're we're we're doing

00:19:07.280 well should we uh disrupt that momentum?

00:19:12.960 Should we take some risk? And the

00:19:15.840 question is, you know, it depends on

00:19:18.240 again it depends on the opportunity and,

00:19:20.400 you know, we're willing to look at

00:19:22.240 opportunities. So I I want to say we

00:19:24.559 are, but I can also say that we're not

00:19:29.039 pursuing

00:19:30.880 a lot. We're looking at we're we're

00:19:33.360 always, you know, I get emails

00:19:35.840 um of platforms across the world and I

00:19:40.320 look at it. So, I'm not saying no, we're

00:19:42.799 looking at it, but I also can say we're

00:19:44.799 not engaged in doing a ton of research

00:19:48.640 and and and contacts and trying to

00:19:50.960 really drum up the market. We're not.

00:19:55.039 We're opportunistic at this point.

00:19:58.559 How do you see the competitive landscape

00:20:00.559 changing in this hot IPO market? Will

00:20:04.640 there be more competition? Um, I think

00:20:09.679 I think the hot IPO market will

00:20:11.679 certainly drive more people to be

00:20:15.120 interested in start engine private and

00:20:17.760 more people to be interested in preIPO

00:20:20.080 shares. I think that is true.

00:20:23.360 The question about competition is we do

00:20:25.120 have some competition that's out there.

00:20:27.840 The question is, will there be new

00:20:29.679 competition? I'm sure there will be. Why

00:20:31.600 not? There should be.

00:20:34.320 Um our

00:20:38.080 advantage right now is first of all

00:20:39.919 we're um well positioned.

00:20:44.960 We have our own because of crowdfunding.

00:20:47.600 Now think about this because of

00:20:49.039 crowdfunding we have a a a very strong

00:20:52.640 stream of investors and some of them

00:20:54.720 very wealthy who join our platform. So

00:20:58.480 they are on our platform for the right

00:21:00.480 reasons. uh we talked to them and some

00:21:04.080 of them invest in starting private that

00:21:06.559 gives us a big advantage to someone

00:21:08.080 who's just a fund company. If you're

00:21:10.559 just a fund company like preipo funds

00:21:13.520 then you have to still find the

00:21:14.880 investors and it's not simple it's not

00:21:16.720 easy to find investors. So typically

00:21:19.440 what they will do

00:21:23.039 they'll try to partner with other

00:21:25.360 investors and other platforms that have

00:21:28.480 investors. So they'll go to a platform

00:21:30.960 and say, "Hey, I see you have a lot of

00:21:33.039 investors. We would like to access those

00:21:35.280 investors. We'll pay a share, revenue

00:21:38.559 share, whatever it is that they pay to

00:21:41.280 have access." But that still feels um

00:21:45.760 not direct, right? So

00:21:50.159 the investors will have to trust the

00:21:52.880 platform and then trust whoever the

00:21:54.880 platform has brought in as a as a

00:21:57.919 manager of funds. Um so we are we are

00:22:01.520 ourselves the manager of the fund of the

00:22:04.000 funds we offer. We're not we don't have

00:22:05.760 any third-party

00:22:07.520 companies that we've contracted with to

00:22:09.840 manage it. Now we do have in some of our

00:22:12.240 funds shares in other funds. That is

00:22:14.400 true.

00:22:16.480 And then we have also some funds where

00:22:18.240 the shares are just on the cap table of

00:22:20.240 the company. So we own the shares into

00:22:22.720 the fund.

00:22:25.679 So I expect competition and we should

00:22:27.679 expect competition. Would be naive to

00:22:29.360 think there's no competition.

00:22:32.240 Um but I think I would like to point out

00:22:35.039 the market is pretty vast, right?

00:22:36.880 There's probably like 10 to 15 million

00:22:39.360 accredited investors just in this

00:22:41.039 country and we are you know in the

00:22:44.559 thousands. I mean we we we just

00:22:46.159 scratched the potential of the number of

00:22:48.799 investors. However, the scaling of this

00:22:51.520 business is difficult because you cannot

00:22:53.280 have more than 100 investors per fund.

00:22:55.679 And so we start we introduced the the

00:22:58.640 IRA in the individual retirement account

00:23:02.960 uh for start engines through a

00:23:04.640 partnership we have. Um and so we're

00:23:08.559 offering IAS

00:23:10.960 um um the the partner we have is called

00:23:13.520 Equity Trust. they're very good. So we

00:23:16.320 we're opening accounts now for people

00:23:18.080 who have IRA very easily and then they

00:23:21.280 can invest. So I think that's an area of

00:23:25.200 growth that we can build over the next

00:23:27.919 few months that I think would be

00:23:30.240 significant in terms that uh people who

00:23:33.440 have uh money to invest can also have

00:23:36.240 IAS and they can use the IRA money which

00:23:38.240 is pretty efficient. Um, but when you

00:23:42.000 say hot IPO market,

00:23:44.799 I don't know if we're hot yet. I think

00:23:47.440 we're definitely warm, but hot and I'm

00:23:49.840 not so sure. Next. Any plans to make the

00:23:53.520 private companies fair market value on a

00:23:56.320 quarterly basis to mark not to make mark

00:24:00.000 the company? We would love to do that.

00:24:04.640 And every time we run into this

00:24:07.600 situation called misleading. We don't

00:24:10.720 want to be misleading. So let's say we

00:24:12.400 marked it and and showed that you made

00:24:14.240 10 times your money and then the company

00:24:17.360 announces a month later they're going

00:24:18.880 out of business.

00:24:20.799 It it could have been misleading to say,

00:24:23.120 "Oh, by the way,

00:24:25.520 um it was 10 times more and then it's

00:24:27.440 now zero." I mean, it's So how are we

00:24:30.400 supposed to do this, you know?

00:24:35.279 We haven't figured it out. That's the

00:24:36.880 honest answer. It's it's one of our I

00:24:40.080 would say business problems that I would

00:24:42.159 love to have the SEC

00:24:44.880 uh say, "Oh, here's how you do it and

00:24:47.039 here's how you should do it." And then

00:24:48.799 everybody agrees on it and we're done

00:24:50.640 and we're allowed to do it and we're not

00:24:53.200 uh misleading anybody.

00:24:56.400 That would be ideal.

00:25:01.360 My workplace 41k is slow to adopt

00:25:03.840 anything governmentmandates. Can you

00:25:05.840 help?

00:25:08.240 I don't know. Well, um I mean we can

00:25:12.960 contact your your your

00:25:16.159 uh 401k

00:25:18.080 manage manager

00:25:21.039 and say, "Hey, here's what we're doing.

00:25:23.520 Would you be interested?"

00:25:29.679 Then the question they'll ask me is,

00:25:30.960 "How much inventory do you have?" And

00:25:32.400 then I'm going to have, "Well, it's

00:25:34.000 unclear because we sell out all our

00:25:35.679 funds." Not almost all of them.

00:25:39.360 Seriously. So, they'll be like, "Well,

00:25:41.520 why are you wasting my time talking

00:25:43.360 about um me putting the time to evaluate

00:25:47.440 all your investments when by the time I

00:25:49.200 evaluate it, it's gone. You know, it may

00:25:51.520 take them weeks to look at each deal.

00:25:58.080 I don't have a response for them at this

00:26:00.080 point. It's I hate wasting people's

00:26:02.159 time, right?

00:26:04.159 Um, I think down the road

00:26:08.880 I think the 41ks will not necessarily

00:26:11.520 look for preIPO or if there was a large

00:26:14.640 fund like a billion dollar multi-billion

00:26:18.159 dollar fund on preo shares, I think that

00:26:21.200 would have a chance because then it

00:26:23.440 would be um, you know, easier for them

00:26:28.480 to invest in it.

00:26:31.679 But given that our funds are no more

00:26:33.360 than 100 investor, I I just don't think

00:26:35.279 it's going to work for now. Um, but I'll

00:26:38.559 tell you this, I have a suspicion that

00:26:42.080 the SEC is working on a way to allow

00:26:46.640 some of the regulations like RexF,

00:26:48.559 reggae, and whatever to maybe build

00:26:52.559 funds around them. Right now, it's not

00:26:55.279 possible. It's not legal to offer a fund

00:26:57.679 under these exemptions. only regggd or

00:27:01.919 you register the fund with the SEC which

00:27:06.480 has massive costs and overhead and

00:27:09.120 massive.

00:27:11.200 So we're in a good spot right now. We

00:27:14.000 don't need to be everything to

00:27:15.679 everybody. We can just focus on what we

00:27:18.240 do well.

00:27:20.240 Um what are your plans to grow private

00:27:22.400 further plans to use capital from the

00:27:25.120 last round to build the team

00:27:27.200 partnerships? Yes.

00:27:29.279 Um, we're going to expand our team.

00:27:31.760 We're going to bring in some more

00:27:32.960 salespeople because we have a lot of

00:27:34.559 demand for and then, you know, we need

00:27:37.760 more salespeople for sure.

00:27:40.799 Um, we're looking at international right

00:27:42.799 now. I'm looking at different countries

00:27:45.039 internationally to see which ones would

00:27:47.120 be a good fit.

00:27:50.320 International also means that we have to

00:27:52.799 either register to become a broker

00:27:54.559 dealer or partner with a broker dealer.

00:27:56.640 So, it's not simple. not simple, but

00:27:59.440 we're looking at that. We're looking at

00:28:02.000 how we can offer more um start engine

00:28:05.279 private, more starting engine private

00:28:07.120 funds that we've built.

00:28:09.440 The IRA, I think, is important because

00:28:12.480 it gives us gives our investors now two

00:28:16.159 ways to invest. One through their

00:28:18.399 personal funds and one through their

00:28:19.840 retirement funds. And um we think that's

00:28:23.520 pretty good.

00:28:27.440 Um

00:28:29.120 anyway, so you know, start engine

00:28:32.000 private. Yes, we're going to we're going

00:28:33.440 to try to expand it.

00:28:36.799 Um you know, we still have two quarters

00:28:38.960 this year, Q3, Q4.

00:28:45.200 We're almost halfway in Q3.

00:28:49.200 So, you know, I think my proposal to you

00:28:52.640 is that we we keep our head down, focus

00:28:55.679 on making sure we we end the year and

00:28:58.480 then what we do is um we'll make a

00:29:01.440 presentation as to, you know, how we did

00:29:05.520 in 2025. And without giving

00:29:09.279 forward-looking numbers, we will talk

00:29:11.600 about some of the big picture plans um

00:29:15.039 based on a lot of the new regulation.

00:29:17.840 Um, but I gave you a preview. So, we're

00:29:20.320 we're we're actually looking at new

00:29:23.360 regulation

00:29:25.679 and we're implementing some of the new

00:29:27.760 regulation, but also understand that

00:29:30.320 regulation takes its time to get voted

00:29:33.520 in, signed in, and then adopted by the

00:29:36.880 regulators. So, it's not a simple slam

00:29:39.360 dunk. Anyway, that's to say thank you

00:29:41.840 everyone. really enjoyed

00:29:44.320 um spending time with you and uh looking

00:29:47.120 forward to our next one in a quarter

00:29:49.200 from here. Take care.